Exhibit 5.1
JONES DAY
SILICON VALLEY OFFICE . 1755 EMBARCADERO ROAD . PALO ALTO, CALIFORNIA 94303
TELEPHONE: +1.650.739.3939 . FACSIMILE: +1.650.739.3900

May 29, 2019

QuickLogic Corporation

2220 Lundy Avenue

San Jose, CA 95131-1816

Re:    Registration Statement on Form S-8 filed by QuickLogic Corporation

Ladies and Gentlemen:

We have acted as counsel for QuickLogic Corporation, a Delaware corporation (the “Company”), in connection with the registration of (i) 5,000,000 shares (the “2019 Plan Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), which may be issued or delivered and sold pursuant to the Company’s 2019 Stock Plan (the “2019 Plan”), and (ii) 1,313,021 shares (together with the 2019 Plan Shares, the “Shares”) of Common Stock which may be issued or delivered and sold pursuant to the Company’s 2009 Stock Plan (together with the 2019 Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans, as applicable, and the authorized forms of stock option, restricted stock or other applicable agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with such Plans and Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors

JONES DAY

May 29, 2019

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day